MuniHoldings Fund II, Inc.

File No. 811-8215

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

Ms. Jodi Pinedo, a Secretary to the Registrant, was subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant and failed to file a Form 3 on a timely basis. A Form 3, which should have been filed on August 13, 2000, was filed on August 24, 2000.

Mr. Michael G. Clark, a Senior Vice President to the Investment Advisor, was subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant and failed to file a Form 4 on a timely basis. A Form 4, which should have been filed on March 10, 2000, was filed on July 6, 2000.